AGENCY SERVICES AGREEMENT

EXHIBIT A

LIST OF ETF SERIES

(Amended as of March 24, 2016)

Name
JPMorgan Diversified Return Global Equity ETF
JPMorgan Diversified Return International Equity ETF
JPMorgan Diversified Return Emerging Markets Equity ETF
JPMorgan Diversified Return U.S. Equity ETF
JPMorgan Diversified Return International Currency Hedged ETF
JPMorgan Diversified Alternatives ETF
JPMorgan Diversified Event Driven ETF
JPMorgan Diversified Return Europe Equity ETF
JPMorgan Diversified Return Europe Currency Hedged ETF
JPMorgan Diversified Return U.S. Mid Cap Equity ETF
JPMorgan Diversified Return U.S. Small Cap Equity ETF
JPMorgan Disciplined High Yield ETF

J.P. Morgan Exchange-Traded Fund Trust

By:	/s/ Brian S. Shlissel
Name:	Brian S. Shlissel
Title:	Vice President

JPMorgan Chase Bank, N.A.

By:	/s/ Anna Maria Calla Minniti
Name:	Anna Maria Calla Minniti
Title:	Vice President